Exhibit 10.1

FORM OF AWARD FOR SECTION 16 OFFICERS OF COMPANY

[Logo]

    [Date] Equity Grant Agreement
GE HealthCare Technologies Inc. 2023 Long-Term Incentive Plan (“Plan”)

GE HealthCare Technologies [Year] Restricted Stock Unit Grant Agreement (“Grant Agreement”)
For <<Employee Name>> (“Grantee”)

Grant Date	RSUs Granted	Vesting Schedule
		Number of RSUs	Vesting Date
<<Date>>	<<Number>>	33%	[Month] 1, [Year]
		33%	[Month] 1, [Year]
		34%	[Month] 1, [Year]

1.     Grant.  The Talent, Culture, and Compensation Committee (“Committee”) of the Board of Directors of GE HealthCare Technologies Inc. (“Company”) has granted the above number of Restricted Stock Units (“RSUs”) to the individual named in this Grant Agreement (“Grantee”), subject to the terms of this Grant Agreement. Without limiting any condition of this RSU award, the award is subject to cancellation and forfeiture if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, each RSU entitles the Grantee to receive from the Company (i) one share of Common Stock and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.

2.     Vesting.  In order to vest in an RSU, the Grantee must not incur a Termination of Employment from the Grant Date through the applicable Vesting Date listed above. All unvested RSUs shall be immediately cancelled without payment upon the Grantee’s Termination of Employment for any reason before the applicable Vesting Date, except as specifically provided below:

i.    Death or Disability.  If the Grantee’s Termination of Employment is as a result of the Grantee’s death or Disability prior to the final Vesting Date listed above, then any unvested RSUs shall vest as of such Termination of Employment.

ii.Transfer of Business to Successor Employer.  If the Grantee’s Termination of Employment occurs prior to the final Vesting Date listed above as a result of transferring directly to employment with a successor employer in connection with transfer by the Company or Affiliate of a business operation, then any unvested RSUs shall vest as of such date.

iii.Retirement Eligibility. If the Grantee meets the requirements for Retirement prior to the final Vesting Date listed above, then any unvested RSUs shall vest as of the later of the first anniversary of the Grant Date or the date on which such requirements for Retirement are first met. For purposes of this Grant Agreement Retirement is defined as attainment of:

a. age 65;
b.age 60 and completion of at least five years of continuous employment; or
c.age 55 and completion of at least ten years of continuous employment.

Continuous employment for purposes of this Grant Agreement means continuous employment with the Company, an Affiliate and General Electric Company or any of its affiliates that ended on the date of the Company’s spinoff from General Electric Company. If retirement at an earlier age than noted in (a), (b) or (c) above is mandatory under applicable law, Retirement shall mean the mandatory retirement date and the applicable service requirement under (a), (b) or (c) above.

3.     Dividend Equivalents.  The Company will establish an amount for each RSU equal to the per share quarterly dividend payments made to the Company’s shareholders during the period beginning on the Grant Date and ending on the date that such RSU vests or is cancelled (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon vesting of the related RSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that a share of Common Stock is delivered with respect to such RSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a RSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4.     Delivery and Tax Withholding.  Within two weeks of the date any RSUs vest, the Company shall deliver to the Grantee a number of shares of Common Stock equal to the number of vested RSUs and the Dividend Equivalent cash amount with respect to each vested RSU (in each case net of applicable tax withholding and fees). Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of shares of Common Stock may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such shares of Common Stock to the extent such postponement is permissible under Section 409A of the Code.

5.    Reserved.

6.     Data Security and Privacy.

i.     Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any shares of Common Stock or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating shares of Common Stock in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with Company’s Employment Data Protection Standards and the Uses of Employment Data for the Company’s Entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through www.onehr.ge.com.
ii.    Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”).  In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade shares of Common Stock acquired under the Plan.  The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the

Plan. The privacy policy of the Third-Party Administrator may be reviewed on the UBS Financial Services portal.
7.     Non-solicitation, Non-competition and Compliance with Agreements.

i.Non-solicitation. During the Grantee’s employment with the Company or any Affiliate, and for the one-year period following the Grantee’s Termination of Employment (the “Restriction Period”), the Grantee will not, without prior written approval from the Committee: (a) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Lead Professional Band or higher employee of the Company or any Affiliate (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and the Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s Termination of Employment, a Restricted Person; or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and the Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any Affiliate.

If the Grantee primarily resides in California, the terms in the footnote will apply to Section 7.i.1

If the Grantee primarily resides in Washington, the terms in the footnote will apply to Section 7.i.2

ii.Non-competition. In addition, the Grantee agrees that during the Restriction Period, the Grantee will not, without prior written approval from the Committee whether directly or indirectly, perform activities or services in the Restricted Area for any Competitive Company which: (a) are similar in nature to the activities and services the Grantee performed for the Company or any Affiliate (or gained confidential information about, as described in the Employee Innovation and
1 If Grantee primarily resides in California, the post-employment obligation in Sections 7.i.(a) and 7.1.(b) will not apply, and the terms of Section 7.i.(c) will be understood to prohibit conduct that involves the misappropriation of trade secret information (or other prohibited conduct), and to prohibit unfair competition under California law.

2 If Grantee primarily resides in Washington, the post-employment obligation in Sections 7.i. will be limited to only prohibit the solicitation of a Restricted Employee to leave employment with the Company in accordance with the definition of a “non-solicitation agreement” under Wash. Rev. Code § 49.62.005-900.

Proprietary Information Agreement or “EIPIA”) during the last two years of Grantee’s employment; and/or (b) will include Grantee working on products or services that are competitive with the products or services the Grantee worked on during the last two years of Grantee’s employment with the Company or any Affiliate. The term “Competitive Company” means any company or other third party that provides products and services that are competitive with the Company or any Affiliate. The term “Restricted Area” means, for any Grantees in the Executive Band on the Grant Date, the area in which the Grantee is performing the majority of his or her duties for the Company within the country in which the Grantee is based, and for Grantees in the Executive Director and above Bands on the Grant Date, the country in which Grantee is based, in each case where the Company or any Affiliate has material business operations as of Grantee’s Termination of Employment and in which the Grantee has provided services, had a material presence or influence, or received confidential information about (as described in the EIPIA and any other confidentiality agreements signed by Grantee) at any time during the last two years of the Grantee’s employment with the Company or any Affiliate. The Grantee understands and agrees that, given the nature of the business of the Company and the Affiliates and the Grantee’s position with the Company or any Affiliate, the foregoing Restriction Period and Restricted Area are reasonable and appropriate to protect the Company’s legitimate business interests and goodwill.

If Grantee primarily resides in California, Colorado or Washington, the post- employment obligations in Section 7.ii. will not apply

iii.Compliance with Agreements. Grantee will comply with, and shall not breach any contractual obligations Grantee has to the Company or an Affiliate of the Company as defined in the Plan, including, but not limited to obligations Grantee has to not disclose the Company’s or an Affiliate’s non-public information. To the extent Grantee is subject to any existing agreements that place restrictions on Grantee’s ability to compete with the Company or any Affiliate (the “Prior Agreements”), this Grant Agreement will supplement and not replace or reduce the applicability or enforceability of the Prior Agreements. Grantee acknowledges that the scope of the restrictions in this Section 7 of this Grant Agreement may be different from those contained in other agreements with the Company or an Affiliate because the purpose of, and justification for the restrictions in this Grant Agreement may be different as described in Section 7.vii hereof.

iv.Relief. Grantee agrees that any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and the Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and the Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and the Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as to repay any payments made hereunder (regardless of whether the RSUs are vested), except to the extent that such reimbursement is prohibited by law.

v.Consideration. The Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this Section 7.

vi.Grantee Rights. Nothing in this Grant Agreement prevents the Grantee from or interferes with the Grantee’s rights to file a claim or charge or participate in an investigation or proceeding of a law enforcement authority or government agency, including any state or federal fair employment practices agency (such as the Equal Employment Opportunity Commission), the U.S. Securities and Exchange Commission, the Department of Labor, the Department of Justice, and the Financial Industry Regulatory Authority. However, by accepting the Grant Agreement, the Grantee waives all rights to monetary, injunctive or other personal relief that may result from that process to the maximum extent law permits.

If the Grantee primarily resides in California, the terms in the footnote will apply to Section 7.vi.3
If the Grantee primarily resides in Washington, the terms in the footnote will apply to this Section 7.vi.4
vii.Purpose. The purpose of, and justification for the restrictions in this Section 7 is to ensure the Grantee’s conduct remains aligned with the interests of other stakeholders in the business and the Grantee does not engage in conduct that is detrimental to, and inconsistent with the interests of the stakeholders and participants in the Plan if Grantee is going to be provided the opportunity to participate as a stakeholder in the business of the Company and benefit from the growth of the business, either as holder of RSUs, Options or any other equity granted under the Plan.

8.     Additional Requirements. The Company reserves the right to impose other requirements on the Award, shares of Common Stock acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to
3 If Grantee primarily resides in California, noting in this Grant Agreement will be construed to prohibit Grantee from disclosing information about unlawful acts in the workplace, including, but not limited to, harassment, discrimination or any other conduct Grantee has reason to believe is unlawful.

4 If Grantee primarily resides in Washington, noting in this Grant Agreement will be construed to prohibit Grantee from disclosing or discussing conduct Grantee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, sexual assault or recognized as a clear mandate of public policy or disclosing the existence of a settlement involving any such event or conduct.

comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

9.     Alteration/Termination.  Under the express terms of this Grant Agreement, the Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement, the EIPIA or any other confidentiality, non-solicitation, or non-competition agreement with the Company or any Affiliate, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or any Affiliate or (c) occurred prior to the Grantee’s Termination of Employment and would give rise to a Termination of Employment for Cause (regardless of whether such conduct is discovered before or after the Grantee’s Termination of Employment), any outstanding RSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment. In any event, the RSUs provided under this Grant Agreement shall be further subject to the Company’s policy with respect to compensation recoupment, as in effect and amended from time to time. The Grantee agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s shares of Common Stock and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such shares of Common Stock and other assets to the Company. Also, the RSUs shall be null and void to the extent the grant of the RSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

10.     Plan Terms and Definitions.  Except to the extent that the context clearly provides otherwise, all terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

11.    Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by the Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

12.    Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

13.    Shareholder Rights. The Grantee shall not have any voting or other shareholder rights unless and until shares of Common Stock are actually delivered to the Grantee.

14.    No Employment Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of employment with the Company or any Affiliate.

15.    Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and the Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).

16.    No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.

17.    Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

18.    Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

19.    Entire Agreement.  This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the RSUs. No other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

20.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.    Global Addendum. Notwithstanding any provisions in this document to the contrary, the RSUs will also be subject to the special terms and conditions set forth on Appendix A for Grantees who reside outside of the United States. Moreover, if a Grantee is not a resident of any of the countries listed on Appendix A as of the Grant Date, but relocates to one of the listed countries at any point thereafter, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Grant Agreement.